SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 4)*

EASTMAN KODAK COMPANY

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

277461406

(CUSIP Number)

Eric M. Albert

BlueMountain Capital Management, LLC

280 Park Avenue, 12th Floor

New York, New York 10017

212-905-5647

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 21, 2017

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,147,064 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,147,064 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,147,064 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.3% (2)
14	TYPE OF REPORTING PERSON (See instructions) IA

(1)	Includes the 511,358 Warrants (as defined in Item 1) held by the BlueMountain Funds (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock (as defined in Item 1) of the Issuer (as defined in Item 1) outstanding as of March 29, 2017, as reported on Form DEF 14A (as defined in Item 5), and is calculated assuming that the Warrants held by the BlueMountain Funds, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain GP Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,286,120 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,286,120 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,286,120 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 409,176 Warrants held by the Partnerships (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by the Partnerships, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS Blue Mountain Credit GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,468,321 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,468,321 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,468,321 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.8% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 205,338 Warrants held by Credit Alternatives (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Credit Alternatives, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS Blue Mountain CA Master Fund GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,468,321 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,468,321 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,468,321 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.8% (2)
14	TYPE OF REPORTING PERSON (See instructions) CO

(1)	Includes the 205,338 Warrants held by Credit Alternatives.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Credit Alternatives, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS Blue Mountain Credit Alternatives Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,468,321 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,468,321 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,468,321 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.8% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 205,338 Warrants held by Credit Alternatives.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Credit Alternatives, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Long/Short Credit GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 157,962 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 157,962 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,962 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 13,140 Warrants held by Guadalupe (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Guadalupe, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Guadalupe Peak Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 157,962 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 157,962 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,962 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 13,140 Warrants held by Guadalupe.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Guadalupe, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Timberline Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 268,311 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 268,311 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 268,311 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (2)
14	TYPE OF REPORTING PERSON (See instructions) CO

(1)	Includes the 22,318 Warrants held by Timberline (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Timberline, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Kicking Horse Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 207,918 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 207,918 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 207,918 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 17,296 Warrants held by Kicking Horse (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Kicking Horse, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Kicking Horse Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 207,918 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 207,918 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 207,918 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 17,296 Warrants held by Kicking Horse.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Kicking Horse, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Credit Opportunities GP I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,574,189 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,574,189 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,574,189 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 130,956 Warrants held by COF (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by COF, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Credit Opportunities Master Fund I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,574,189 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,574,189 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,574,189 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 130,956 Warrants held by COF.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by COF, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Distressed GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 291,729 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 291,729 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 291,729 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 24,266 Warrants held by Distressed (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Distressed, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Distressed Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 291,729 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 291,729 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 291,729 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 24,266 Warrants held by Distressed.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Distressed, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Montenvers GP S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 592,633 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 592,633 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 592,633 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4% (2)
14	TYPE OF REPORTING PERSON (See instructions) CO

(1)	Includes the 79,864 Warrants held by Montenvers (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Montenvers, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Montenvers Master Fund SCA SICAV-SIF
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 592,633 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 592,633 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 592,633 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 79,864 Warrants held by Montenvers.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Montenvers, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Strategic Credit GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 218,561 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 218,561 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 218,561 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 18,180 Warrants held by Strategic Credit (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Strategic Credit, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Strategic Credit Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 218,561 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 218,561 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 218,561 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 18,180 Warrants held by Strategic Credit.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A, and is calculated assuming that the Warrants held by Strategic Credit, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Summit Opportunities GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 367,440
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 367,440
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 367,440
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9% (1)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Summit Trading L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 367,440
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 367,440
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 367,440
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9% (1)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 42,451,096 shares of Common Stock of the Issuer outstanding as of March 29, 2017, as reported on Form DEF 14A.

Item 1. Security of the Issuer.

This Amendment No. 4 amends the Schedule 13D filed with the Securities and Exchange Commission on September 13, 2013 (as amended by Amendment No. 1 thereto filed on October 8, 2013, Amendment No. 2 thereto filed on December 1, 2014 and Amendment No. 3 thereto filed on March 15, 2017, the “Schedule 13D”), relating to the shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Eastman Kodak Company, a New Jersey corporation (the “Issuer”), net-share settled warrants to purchase Common Stock at an exercise price of $14.93 per share (the “125% Warrants”) and net-share settled warrants to purchase Common Stock at an exercise price of $16.12 per share (the “135% Warrants” and, together with the 125% Warrants, the “Warrants”). The Issuer’s principal executive office is located at 343 State Street, Rochester, New York 14650. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged.

Item 2. Identity and Background.

Paragraph (f) of Item 2 of the Schedule 13D is hereby deleted and replaced with the following:

(f) Mr. Feldstein, Mr. Liberman, Mr. Siderow, Mr. Smith, Mr. Dalton, Mr. Gerstein, Ms. Gile, Mr. Groome, Mr. Reeves, Mr. Rubenstein and Mr. Shapiro are U.S. citizens. Mr. Linford is a South African citizen. Ms. Stevens is a British citizen.

Item 5. Interest in Securities of the Issuer.

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby deleted and replaced with the following:

(a-b) All percentages set forth in this Schedule 13D are based on the Issuer’s 42,451,096 shares of Common Stock outstanding as of March 29, 2017, as reported on the Issuer’s Form DEF 14A filed with the Securities and Exchange Commission on April 10, 2017 (“Form DEF 14A”), and are calculated assuming that the Warrants held by the applicable BlueMountain Funds, but no other Warrants, have been exercised. The information set forth in Rows 7-13 of each Cover Page of this Schedule 13D is hereby incorporated herein by reference.

BMCA GP, Montenvers GP, the General Partners, the Ultimate General Partner and the Investment Manager expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

None of the Reporting Persons beneficially own any other shares of Common Stock or Warrants of the Issuer.

(c)	During the last 60 days ending April 21, 2017, the BlueMountain Funds effected the following transactions:

Date	BlueMountain Fund	Security	Amount	Price per Share	Type of Transaction
March 10, 2017	Credit Alternatives	Common Stock	10,829	$12.01	open market sale
March 10, 2017	Guadalupe	Common Stock	693	$12.01	open market sale
March 10, 2017	Timberline	Common Stock	1,177	$12.01	open market sale
March 10, 2017	Kicking Horse	Common Stock	912	$12.01	open market sale
March 10, 2017	COF	Common Stock	6,906	$12.01	open market sale
March 10, 2017	Distressed	Common Stock	1,280	$12.01	open market sale
March 10, 2017	Montenvers	Common Stock	2,454	$12.01	open market sale
March 10, 2017	Strategic Credit	Common Stock	959	$12.01	open market sale
March 10, 2017	BMST	Common Stock	1,758	$12.01	open market sale
March 13, 2017	Credit Alternatives	Common Stock	26,644	$11.95	open market sale
March 13, 2017	Credit Alternatives	Common Stock	4,018	$12.20	open market sale
March 13, 2017	Guadalupe	Common Stock	1,705	$11.95	open market sale
March 13, 2017	Guadalupe	Common Stock	257	$12.20	open market sale
March 13, 2017	Timberline	Common Stock	2,896	$11.95	open market sale
March 13, 2017	Timberline	Common Stock	437	$12.20	open market sale
March 13, 2017	Kicking Horse	Common Stock	2,244	$11.95	open market sale
March 13, 2017	Kicking Horse	Common Stock	338	$12.20	open market sale
March 13, 2017	COF	Common Stock	16,992	$11.95	open market sale
March 13, 2017	COF	Common Stock	2,563	$12.20	open market sale
March 13, 2017	Distressed	Common Stock	3,149	$11.95	open market sale
March 13, 2017	Distressed	Common Stock	475	$12.20	open market sale
March 13, 2017	Montenvers	Common Stock	6,038	$11.95	open market sale
March 13, 2017	Montenvers	Common Stock	911	$12.20	open market sale
March 13, 2017	Strategic Credit	Common Stock	2,358	$11.95	open market sale
March 13, 2017	Strategic Credit	Common Stock	356	$12.20	open market sale

Date	BlueMountain Fund	Security	Amount	Price per Share	Type of Transaction
March 13, 2017	BMST	Common Stock	4,326	$11.95	open market sale
March 13, 2017	BMST	Common Stock	652	$12.20	open market sale
March 14, 2017	Credit Alternatives	Common Stock	10,038	$11.45	open market sale
March 14, 2017	Credit Alternatives	Common Stock	10,039	$11.65	open market sale
March 14, 2017	Credit Alternatives	Common Stock	50,195	$11.75	open market sale
March 14, 2017	Guadalupe	Common Stock	643	$11.45	open market sale
March 14, 2017	Guadalupe	Common Stock	642	$11.65	open market sale
March 14, 2017	Guadalupe	Common Stock	3,210	$11.75	open market sale
March 14, 2017	Timberline	Common Stock	1,091	$11.45	open market sale
March 14, 2017	Timberline	Common Stock	1,091	$11.65	open market sale
March 14, 2017	Timberline	Common Stock	5,455	$11.75	open market sale
March 14, 2017	Kicking Horse	Common Stock	846	$11.45	open market sale
March 14, 2017	Kicking Horse	Common Stock	846	$11.65	open market sale
March 14, 2017	Kicking Horse	Common Stock	4,230	$11.75	open market sale
March 14, 2017	COF	Common Stock	6,403	$11.45	open market sale
March 14, 2017	COF	Common Stock	6,402	$11.65	open market sale
March 14, 2017	COF	Common Stock	32,010	$11.75	open market sale
March 14, 2017	Distressed	Common Stock	1,186	$11.45	open market sale
March 14, 2017	Distressed	Common Stock	1,186	$11.65	open market sale
March 14, 2017	Distressed	Common Stock	5,931	$11.75	open market sale
March 14, 2017	Montenvers	Common Stock	2,275	$11.45	open market sale
March 14, 2017	Montenvers	Common Stock	2,275	$11.65	open market sale
March 14, 2017	Montenvers	Common Stock	11,374	$11.75	open market sale
March 14, 2017	Strategic Credit	Common Stock	888	$11.45	open market sale
March 14, 2017	Strategic Credit	Common Stock	889	$11.65	open market sale
March 14, 2017	Strategic Credit	Common Stock	4,445	$11.75	open market sale
March 14, 2017	BMST	Common Stock	1,630	$11.45	open market sale
March 14, 2017	BMST	Common Stock	1,630	$11.65	open market sale
March 14, 2017	BMST	Common Stock	8,150	$11.75	open market sale
March 15, 2017	Credit Alternatives	Common Stock	30,116	$11.74	open market sale
March 15, 2017	Credit Alternatives	Common Stock	31,894	$11.81	open market sale
March 15, 2017	Guadalupe	Common Stock	1,926	$11.74	open market sale
March 15, 2017	Guadalupe	Common Stock	2,042	$11.81	open market sale
March 15, 2017	Timberline	Common Stock	3,274	$11.74	open market sale
March 15, 2017	Timberline	Common Stock	3,467	$11.81	open market sale
March 15, 2017	Kicking Horse	Common Stock	2,537	$11.74	open market sale
March 15, 2017	Kicking Horse	Common Stock	2,687	$11.81	open market sale
March 15, 2017	COF	Common Stock	19,206	$11.74	open market sale
March 15, 2017	COF	Common Stock	20,341	$11.81	open market sale
March 15, 2017	Distressed	Common Stock	3,560	$11.74	open market sale
March 15, 2017	Distressed	Common Stock	3,769	$11.81	open market sale
March 15, 2017	Montenvers	Common Stock	6,824	$11.74	open market sale
March 15, 2017	Montenvers	Common Stock	7,227	$11.81	open market sale
March 15, 2017	Strategic Credit	Common Stock	2,667	$11.74	open market sale
March 15, 2017	Strategic Credit	Common Stock	2,824	$11.81	open market sale
March 15, 2017	BMST	Common Stock	4,890	$11.74	open market sale
March 15, 2017	BMST	Common Stock	5,179	$11.81	open market sale
March 16, 2017	Credit Alternatives	Common Stock	8,848	$11.65	open market sale
March 16, 2017	Credit Alternatives	Common Stock	10,039	$11.67	open market sale
March 16, 2017	Guadalupe	Common Stock	567	$11.65	open market sale
March 16, 2017	Guadalupe	Common Stock	642	$11.67	open market sale
March 16, 2017	Timberline	Common Stock	961	$11.65	open market sale
March 16, 2017	Timberline	Common Stock	1,092	$11.67	open market sale
March 16, 2017	Kicking Horse	Common Stock	746	$11.65	open market sale
March 16, 2017	Kicking Horse	Common Stock	845	$11.67	open market sale
March 16, 2017	COF	Common Stock	5,642	$11.65	open market sale
March 16, 2017	COF	Common Stock	6,402	$11.67	open market sale
March 16, 2017	Distressed	Common Stock	1,046	$11.65	open market sale
March 16, 2017	Distressed	Common Stock	1,187	$11.67	open market sale
March 16, 2017	Montenvers	Common Stock	2,004	$11.65	open market sale
March 16, 2017	Montenvers	Common Stock	2,275	$11.67	open market sale
March 16, 2017	Strategic Credit	Common Stock	782	$11.65	open market sale
March 16, 2017	Strategic Credit	Common Stock	889	$11.67	open market sale
March 16, 2017	BMST	Common Stock	1,438	$11.65	open market sale
March 16, 2017	BMST	Common Stock	1,629	$11.67	open market sale
March 17, 2017	Credit Alternatives	Common Stock	24,712	$11.50	open market sale
March 17, 2017	Guadalupe	Common Stock	1,582	$11.50	open market sale
March 17, 2017	Timberline	Common Stock	2,687	$11.50	open market sale
March 17, 2017	Kicking Horse	Common Stock	2,081	$11.50	open market sale
March 17, 2017	COF	Common Stock	15,760	$11.50	open market sale

Date	BlueMountain Fund	Security	Amount	Price per Share	Type of Transaction
March 17, 2017	Distressed	Common Stock	2,920	$11.50	open market sale
March 17, 2017	Montenvers	Common Stock	5,599	$11.50	open market sale
March 17, 2017	Strategic Credit	Common Stock	2,187	$11.50	open market sale

March 17, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

March 20, 2017

April 21, 2017

April 21, 2017

April 21, 2017

April 21, 2017

April 21, 2017

April 21, 2017

April 21, 2017

April 21, 2017

April 21, 2017

BMST

Credit Alternatives

Credit Alternatives

Credit Alternatives

Guadalupe

Guadalupe

Guadalupe

Timberline

Timberline

Timberline

Kicking Horse Kicking Horse

Kicking Horse

COF

COF

COF

Distressed

Distressed

Distressed

Montenvers

Montenvers

Montenvers

Strategic Credit

Strategic Credit

Strategic Credit

BMST

BMST

BMST

Credit Alternatives

Guadalupe

Timberline

Kicking Horse

COF

Distressed

Montenvers

Strategic Credit

BMST

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock Common Stock Common Stock Common Stock Common Stock Common Stock Common Stock Common Stock Common Stock Common Stock Common Stock Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

Common Stock

4,012

10,038

3,997

10,039

643

256

642

1,091

434

1,091

845

337

846

6,403

2,548

6,403

1,187

472

1,186

2,275

905

2,275

888

355

888

1,630

648

1,630

486,837

31,156

52,922

41,009

310,484

57,540

110,312

43,109

79,048

$11.50

$11.40

$11.45

$11.46

$11.40

$11.45

$11.46

$11.40

$11.45

$11.46

$11.40

$11.45

$11.46

$11.40

$11.45

$11.46

$11.40

$11.45

$11.46

$11.40

$11.45

$11.46

$11.40

$11.45

$11.46

$11.40

$11.45

$11.46

$10.75

$10.75

$10.75

$10.75

$10.75

$10.75

$10.75

$10.75

$10.75

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

open market sale

private sale

private sale

private sale

private sale

private sale

private sale

private sale

private sale

private sale

No other Reporting Person effected any transactions in any securities of the Issuer.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended by adding the following:

Pursuant to a Purchase and Sale Agreement dated April 21, 2017 (the “Marneu-KF PSA”), on April 21, 2017, the BlueMountain Funds sold 1,212,417 shares of Common Stock for an aggregate purchase price of $13,033,482.75.

The summary of the Marneu-KF PSA set forth above does not purport to be complete and is qualified in its entirety by reference to the text of the Marneu-KF PSA, a copy of which is being filed as Exhibit 8 hereto and is incorporated herein by reference.

Item 7. Material to be Filed as Exhibits.

The following shall be added to the end of Item 7:

8. Purchase and Sale Agreement by the BlueMountain Funds, Marneu Holding Company and KF Investors LLC dated April 21, 2017, attached as Exhibit 8 hereto.

9. Joint Filing Agreement dated April 25, 2017, attached as Exhibit 9 hereto.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the undersigned is true, complete and correct.

Date: April 25, 2017

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUE MOUNTAIN CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUE MOUNTAIN CA MASTER FUND GP, LTD.
By:	/s/ ANDREW FELDSTEIN
Name:	Andrew Feldstein, Director

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P. BY: BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Name:	Andrew Feldstein, Director

BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN GUADALUPE PEAK FUND L.P.
BY: BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN TIMBERLINE LTD.

By:	/s/ ANDREW FELDSTEIN
Name:	Andrew Feldstein, Director

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND L.P.
BY: BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P.
BY: BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED MASTER FUND L.P.
BY: BLUEMOUNTAIN DISTRESSED GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
BY: BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P.
BY: BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN SUMMIT OPPORTUNITIES GP II, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN SUMMIT TRADING L.P.
BY: BLUEMOUNTAIN SUMMIT OPPORTUNITIES GP II, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)